EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Nos. 333-148055 and 333-194404) on Form S-8; and Registration Statements (Nos. 333-196915 and 333-205643) on Form F-3 of Teekay Tankers Ltd. (the "Company") of our reports dated April 26, 2017, with respect to the consolidated balance sheets of the Company as of December 31, 2016 and 2015, and the related consolidated statements of income, cash flows and changes in equity for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 Annual Report on Form 20-F of Teekay Tankers Ltd.
/s/ KPMG LLP
Chartered Professional Accountants
Vancouver, Canada
April 26, 2017